EXHIBIT 99.2
     Combined Financial Statements of
     ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
     Divisions of Precision Drilling Corporation
     Years ended December 31, 2004 and 2003

Independent Auditors’ Report
The Board of Directors of
Precision Drilling Corporation
We have audited the accompanying combined balance sheets of Energy Services and International Contract Drilling, Divisions of Precision Drilling Corporation as at December 31, 2004 and 2003, and the related combined statements of earnings and equity and cash flow for the years then ended. These combined financial statements are the responsibility of the management of Precision Drilling Corporation. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Energy Services and International Contract Drilling, Divisions of Precision Drilling Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flow for the years then ended in conformity with Canadian generally accepted accounting principles.
Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 12 to the combined financial statements.

Our previous report dated June 15, 2005 has been withdrawn and the financial statements have been revised as explained in note 14.
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
June 15, 2005 (except for Note 14, which is as at August 26, 2005)

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Combined Balance Sheets
(Stated in thousands of dollars)

As at December 31,	2004	2003

Assets

Current assets:
Cash and cash equivalents	$89,199	$16,777
Accounts receivable	343,693	246,072
Inventory	104,356	86,281
Future tax asset (Note 6)	8,711	2,363

	545,959	351,493

Property, plant and equipment, net of accumulated depreciation (Note 2)	982,371	632,273
Intangibles, net of accumulated amortization of $28,019 (2003 - $18,127)	190,950	64,433
Goodwill (Note 3)	449,181	242,316
Future tax asset (Note 6)	67,054	42,985

	$2,235,515	$1,333,500

Liabilities and Divisional Equity

Current liabilities:
Accounts payable and accrued liabilities	$205,261	$132,838
Incomes taxes payable	19,384	8,002
Future tax liability (Note 6)	4,124	1,631

	228,769	142,471

Due to parent company and affiliates (Note 10)	307,724	413,300
Future tax liability (Note 6)	113,716	48,549

Divisional equity:
Equity	1,644,492	729,180
Cumulative foreign translation adjustment	(59,186)	—

	1,585,306	729,180

Commitments and contingencies (Notes 5 and 11)

	$2,235,515	$1,333,500

See accompanying notes to combined financial statements.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Combined Statements of Earnings and Equity
(Stated in thousands of dollars)

Years ended December 31,	2004	2003

Revenue	$1,120,926	$810,730
Expenses:
Operating	784,857	594,759
General and administrative	100,963	82,720
Depreciation and amortization	119,369	83,204
Research and engineering	48,759	42,411
Foreign exchange	(4,946)	(15,307)

	1,049,002	787,787

Operating earnings	71,924	22,943
Interest (income) expense (Note 10)	(265)	16,805
Gain on disposal of investments	—	(1,863)

Earnings before income taxes and non-controlling interest	72,189	8,001
Income taxes: (Note 6)
Current	35,075	5,124
Future	(14,530)	(22,716)

	20,545	(17,592)

Earnings before non-controlling interest	51,644	25,593
Non-controlling interest	1,298	—

Net earnings	50,346	25,593
Equity, beginning of year	729,180	245,341
Injections from parent	859,618	456,641
Stock-based compensation	5,348	1,605

Equity, end of year	$1,644,492	$729,180

See accompanying notes to combined financial statements.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Combined Statements of Cash Flow
(Stated in thousands of dollars)

Years ended December 31,	2004	2003

Cash provided by (used in):
Operations:
Net earnings	$50,346	$25,593
Items not affecting cash:
Depreciation and amortization	126,573	86,380
Stock-based compensation	5,348	1,605
Future income taxes	(14,530)	(22,716)
Gain on disposal of investments	—	(1,863)
Gain on disposal of assets	(7,204)	(3,176)
Unrealized foreign exchange gain on long-term monetary items and other	(18,063)	(30,872)
Non-controlling interest	1,298	—

Funds provided by operations	143,768	54,951
Change in non-cash working capital balances	(14,784)	(62,009)

	128,984	(7,058)

Investments:
Business acquisitions, net of cash acquired (Note 8)	(678,077)	—
Purchase of property, plant and equipment	(179,059)	(213,144)
Purchase of intangibles	(320)	—
Proceeds on sale of property, plant and equipment	21,328	12,830
Proceeds on disposal of investments	—	2,960

	(836,128)	(197,354)
Financing:
Receipt (repayment) of due to parent company and affiliates	119,253	(239,421)
Net divisional equity injections	660,313	456,642

	779,566	217,221

Increase in cash and cash equivalents	72,422	12,809
Cash and cash equivalents, beginning of year	16,777	3,968

Cash and cash equivalents, end of year	$89,199	$16,777

See accompanying notes to combined financial statements.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements
(Tabular amounts stated in thousands of dollars except per share amounts)
Energy Services and International Contract Drilling (the “Combined Entity”) are divisions of Precision Drilling Corporation, a global oilfield services company, and provide a broad range of drilling, production and evaluation services as well as international contract drilling services.
The combined financial statements are prepared in accordance with generally accepted accounting principles (GAAP) in Canada, except as described in Note 1(a). Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from these estimates.
1.	Significant accounting policies:
(a)	Basis of presentation:

The combined financial statements are comprised of the accounts of companies wholly-owned by their parent company, Precision Drilling Corporation, that carry on the business under the direction of the Combined Entity’s management.

The Combined Entity has applied push-down accounting for companies acquired directly by the Combined Entity or indirectly by its parent, with related assets, liabilities and goodwill valued based upon the allocation of the purchase price at the time of acquisition.

Financing of the Combined Entity’s operations is provided by operating cash flows and by its parent company in the form of capital contributions and intercompany loans. Capital contributions and retained earnings or deficits of each of the combined entities have been collectively presented as Equity.

(b)	Cash and cash equivalents:

Cash and cash equivalents consist of cash and short term investments with original maturities of three months or less.

(c)	Inventory:

Inventory is carried at the lower of average cost and replacement cost.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 2
(d)	Property, plant and equipment:

Property, plant and equipment are carried at cost, including costs of direct material, labor, and indirect overhead for manufacturing items. Where costs are incurred to extend the useful life of property, plant and equipment or to increase its capabilities, the amounts are capitalized to the related asset. Costs incurred to repair or maintain property, plant and equipment are expensed as incurred.

Drilling rig equipment is depreciated by the unit-of-production method based on 3,650 drilling days with a 20% salvage value. Drill pipe and drill collars are depreciated over 1,100 drilling days and have no salvage value.

Field technical equipment is depreciated by the straight-line method over periods ranging from 2 to 10 years.

Other equipment is depreciated by the straight-line method over periods ranging from 3 to 10 years.

Light duty vehicles are depreciated by the straight-line method over 4 years. Heavy-duty vehicles are depreciated by the straight-line method over periods ranging from 7 to 10 years.

Buildings are depreciated by the straight-line method over periods ranging from 10 to 30 years.

(e)	Intangibles:

Intangibles, which are comprised primarily of acquired technology, are recorded at cost and amortized by the straight-line method over their useful lives ranging from 5 to 20 years.

(f)	Goodwill:

Goodwill is the amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the assets acquired, less liabilities assumed, based on their fair values.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 3
Goodwill is not amortized and is tested for impairment annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of each division of the Combined Entity is compared with its fair value. When the fair value of a division exceeds its carrying amount, goodwill of the division is considered not to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a division exceeds its fair value, in which case the implied fair value of the division’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting segment as if it was the purchase price. When the carrying amount of the division’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

(g)	Long lived assets:

On a periodic basis, management assesses the carrying value of long lived assets for indications of impairment. Indications of impairment include items such as an ongoing lack of profitability and significant changes in technology. When an indication of impairment is present, the Combined Entity tests for impairment by comparing the carrying value of the asset to its net recoverable amount. If the carrying amount is greater than the net recoverable amount, the asset is written down to its estimated fair value.

(h)	Investments:

Investments in shares of associated companies, over which the Combined Entity has significant influence, are accounted for by the equity method. Other investments are carried at cost. If there are other than temporary declines in value, these investments are written down to their net realizable value.

(i)	Income taxes:

The Combined Entity follows the liability method of accounting for future income taxes. Under the liability method, future income tax assets and liabilities are determined based on “temporary differences” (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. Income tax expense is the sum of the Combined Entity’s provision for current income taxes and the difference between opening and ending balances of the future income tax assets and liabilities.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 4
(j)	Revenue recognition:

The Combined Entity’s services are generally sold based upon purchase orders or contracts with the customer that include fixed or determinable prices based upon daily, hourly or job rates. Customer contract terms do not include provisions for significant post-service delivery obligations. Revenue is recognized when services are rendered and only when collectability is reasonably assured.

(k)	Employee benefit plans:

At December 31, 2004, approximately 34% of the Combined Entity’s employees were enrolled in retirement plans. The majority participate in defined contribution plans sponsored by the Combined Entity’s parent with approximately 8% of participating employees enrolled in a defined benefit plan sponsored by the Combined Entity.

Employer contributions to defined contribution plans are expensed as employees earn the entitlement and contributions are made.

The Combined Entity accrues the cost of pensions earned by employees under its defined benefit plan, which is actuarially determined using the projected benefit method pro-rated on services and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, those assets are valued at quoted market value at the balance sheet date. The discount rate used to calculate the interest cost on the accrued benefit obligation is the long-term market rate at the balance sheet date. Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment (EARSL). The excess of the net cumulative unamortized actuarial gain or loss over 10 per cent of the greater of the accrued benefit obligation and the market value of plan assets is amortized over EARSL.

(l)	Foreign currency translation:

Accounts of the Combined Entity’s integrated foreign operations are translated into Canadian dollars using average exchange rates for the year for revenue and expenses. Monetary assets and liabilities are translated at the year-end current exchange rate and non-monetary assets and liabilities are translated using historical rates of exchange. Gains or losses resulting from these translation adjustments are included in net earnings.

Accounts of the Combined Entity’s self-sustaining operations are translated into Canadian dollars using average exchange rates for the year for revenue and expenses. Assets and liabilities are translated at the year-end current exchange rate.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 5
Gains or losses resulting from these translation adjustments are included in the cumulative translation adjustment account in Divisional Equity.

Transactions in foreign currencies are translated at rates in effect at the time of the transaction. Monetary assets and liabilities are translated at current rates. Gains and losses are included in net earnings.

(m)	Stock-based compensation plans:

Certain of the Combined Entity’s employees participate in equity incentive plans of the Combined Entity’s parent. The fair value of common share purchase options of the Combined Entity’s parent is calculated at the date of grant using the Black-Scholes option pricing model and that value is recorded as compensation expense of the Combined Entity over the grant’s vesting period with an offsetting credit to Equity.

(n)	Research and engineering:

Research and engineering costs are charged to income as incurred. Costs associated with the development of new operating tools and systems are expensed during the period unless the recovery of these costs can be reasonably assured given the existing and anticipated future industry conditions. Upon successful completion and field testing of the tools, any deferred costs are transferred to the related capital asset accounts.
1. Property, plant and equipment:

		Accumulated	Net Book
2004	Cost	Depreciation	Value

Rig equipment	$359,764	$47,589	$312,175
Field technical equipment	893,652	310,314	583,338
Other equipment	87,951	52,870	35,081
Vehicles	26,038	15,146	10,892
Buildings	47,395	12,999	34,396
Land	6,489	—	6,489

	$1,421,289	$438,918	$982,371

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 6

		Accumulated	Net Book
2003	Cost	Depreciation	Value

Rig equipment	$101,795	$25,678	$76,117
Field technical equipment	601,202	206,794	394,408
Other equipment	179,235	57,822	121,413
Vehicles	8,535	4,809	3,726
Buildings	43,677	11,669	32,008
Land	4,601	—	4,601

	$939,045	$306,772	$632,273

3.	Goodwill:

Balance, December 31, 2002 and 2003	$242,316
Acquisitions	222,487
Effect of foreign exchange on goodwill of self-sustaining foreign operations	(15,622)

Balance, December 31, 2004	$449,181

4.	Employee benefit plans:

The Combined Entity has registered pension plans covering a significant number of its employees. Of participating employees, approximately 92% participate in the defined contribution plan and approximately 8% participate in the defined benefit plan.
(a)	Defined Contribution Plan

Under the defined contribution plan, the Combined Entity matches individual contributions up to 5% of the employee’s compensation. Expense under the defined contribution plan in 2004 was $3.0 million (2003 — $2.6 million).

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 7
(b)	Defined Benefit plans

The defined benefit plans were acquired as part of the Reeves Oilfield Services Limited acquisition in 2004 (see Note 8) and have been closed to new employees since the date of acquisition. The latest actuarial valuations of the defined benefit pension plans were at December 31, 2004. The measurement date used to determine plan assets and accrued benefit obligation was December 31, 2004. Significant actuarial assumptions adopted in measuring the Combined Entity’s accrued benefit obligation at the measurement date included a liability discount rate of between 5.5% and 6.0%, an expected long-term rate of return on plan assets of between 5.8% and 6.4% and a rate of compensation increase of between 3.8% and 5.0%, excluding promotions. At the measurement date, the plans had an unfunded deficit of $13.5 million as accrued benefit obligations of $41.5 million exceeded plan assets of $28.0 million. The Division will contribute to the plans in 2005. The unfunded deficit liability is included in accounts payable and accrued liabilities on the consolidated balance sheet.

Expense under the defined benefit plans in 2004 totaled $1.1 million.
5.	Commitments:

The Combined Entity has commitments for operating lease agreements, primarily for vehicles and office space, in the aggregate amount of $53.2 million. Payments over the next five years are as follows:

2005	$16,440
2006	9,713
2007	4,487
2008	1,691
2009	1,602

Rent expense included in the statements of earnings is as follows:

2004	$37,380
2003	28,357

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 8
6.	Income taxes:

The provision for income taxes differs from that which would be expected by applying statutory rates. A reconciliation of the difference is as follows:

	2004	2003

Earnings before income taxes and non-controlling interest	72,189	8,001
Income tax rate	36%	36%

Expected income tax provision	25,627	2,880
Add (deduct):
Non-deductible expenses	4,862	634
Income taxed in jurisdictions with lower tax rates	(16,939)	(8,987)
Non-deductible stock based compensation	1,898	578
Other	5,097	(12,697)

Tax provision	20,545	(17,592)

The Combined Entity’s operations are complex and computation of the provision for income taxes involves tax interpretations, regulations and legislation that are continually changing. There are tax matters that have not yet been confirmed by taxation authorities, however, management believes the provision for income taxes is adequate.
The net future tax liability is comprised of the tax effect of the following temporary differences:

	2004	2003

Liabilities:
Property, plant and equipment and intangibles	$123,843	$55,162

	$123,843	$55,162

Assets:
Losses carried forward	$85,805	$66,907
Valuation allowance	(18,751)	(23,922)
Accrued liabilities	14,714	7,345

	$81,768	$50,330

Net future tax liability	$42,075	$4,832

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
 Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 9
The Combined Entity has available losses of $245.2 million of which, after valuation allowances, a benefit of $191.6 million has been recognized. These losses expire depending upon the year incurred and various limitations under tax codes in the jurisdictions in which the losses were incurred.
7.	Significant customers:

During the years ended December 31, 2004 and 2003, no one customer accounted for more than 10% of the Combined Entity’s revenue.

8.	Acquisitions:

Acquisitions have been accounted for by the purchase method with results of operations acquired included in the financial statements from the effective date of acquisition. The details of acquisitions for the past two years are as follows.

During the year ended December 31, 2004, in accordance with the Combined Entity’s globalization and technology advancement strategies, the Combined Entity completed the following acquisitions:
(a)	On May 14, 2004, the Combined Entity acquired all of the issued and outstanding shares of Reeves Oilfield Services Limited (Reeves), including a 56.5% interest in Allegheny Wireline Services, Inc. (Allegheny). On October 14, 2004, the Combined Entity acquired the remaining 43.5% interest in Allegheny. Reeves provides open hole and cased hole logging services to the oil and gas industry with operations in Canada, the United States, Australia, Africa, Europe and the Middle East. Intangible assets acquired relate entirely to intellectual property.

(b)	On May 21, 2004, the Combined Entity acquired land drilling assets, located in Venezuela and the Middle East, from GlobalSantaFe Corporation (GlobalSantaFe). Intangible assets acquired relate to non-competition agreements and customer contracts.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
 Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 10

	Reeves		GlobalSantaFe	Total

Net assets acquired at assigned values:
Working capital	$23,000	(a)	$12,463	$35,463
Intangible assets	106,900		33,138	140,038
Property, plant and equipment	41,730		296,655	338,385
Goodwill (no tax basis)	118,531		103,956	222,487
Non-controlling interest in earnings of intervening period	1,298		—	1,298
Future income taxes	(37,732)		(9,720)	(47,452)

	$253,727		$436,492	$690,219

Consideration:
Cash	$253,727		$436,492	$690,219

(a)	includes cash of $12,142
     There were no acquisitions in 2003.
9.	Financial instruments:
(a) Fair value
The carrying value of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their fair value due to the relatively short period to maturity of these instruments.
(b) Credit risk
Accounts receivable includes balances from a large number of customers primarily operating in the oil and gas industry. The Combined Entity assesses the credit worthiness of its customers on an ongoing basis as well as monitoring the amount and age of balances outstanding. Accordingly, the Combined Entity views the credit risks on these amounts as normal for the industry. As at December 31, 2004 the Combined Entity’s allowance for doubtful accounts was $6.8 million (December 31, 2003 — $5.6 million).
(c) Foreign currency risk
The Combined Entity is exposed to foreign currency fluctuations in relation to its international operations.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
 Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 11
10.	Related party transactions:

The combined entity incurred management fees of $11.5 million in 2004 (2003 — $6.4 million) from its parent company, which have been included in general and administrative expense, for the provision of administrative and executive support, including information technology services. In 2004, the Combined Entity incurred $21.7 million (2003 — $12.0 million) of lease charges, which have been included in operating expense, from an affiliated company for drilling rigs used in its international contract drilling operations. In 2003, the Combined Entity incurred interest of $17.0 million on a $190.0 million loan bearing interest at 8.9% per annum from an affiliated company. The loan was included in due to parent company and affiliates and was transferred to the parent company on January 1, 2004. The remaining amounts due to parent company and affiliates are non-interest bearing and unsecured with no set repayment terms. The above amounts have been recorded at amounts agreed to by the related parties.

11.	Contingencies:

The Combined Entity, through the performance of their services, product sales and business arrangements, is sometimes named as a defendant in litigation. One such case relates to a former agent of the Combined Entity in Indonesia who has sued in Indonesia civil courts seeking, among other things, damages of US$17.5 million in a suit filed in 2002 and damages of US$0.7 million in a suit filed in 2003. At intermediate appeal, damages in the first suit have been reduced to US$4.0 million and a further appeal is continuing. All claims against the Combined Entity in the second suit were rejected at trial. In addition, criminal charges against principals of the former Indonesia agent have been laid by the state in connection with this matter and are at trial. The outcome of this, and other claims against the Combined Entity are not determinable at this time, however, their ultimate resolution is not expected to have a material adverse effect on the Combined Entity.

The Combined Entity maintains a level of insurance coverage deemed appropriate by management and for matters for which insurance coverage can be acquired.

12.	United States generally accepted accounting principles:

These financial statements have been prepared in accordance with Canadian GAAP which conform with United States generally accepted accounting principles (US GAAP) in all material respects, except as follows:

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
 Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 12
(a)	Stock-based compensation

Under Canadian GAAP, accounting for stock based compensation utilizes the fair value method and is applicable to share purchase options granted after January 1, 2002. US GAAP allows the use of either the intrinsic method, as prescribed by Accounting Principles Board (APB) Opinion 25, or the fair value method as prescribed by SFAS 123. The Combined Entity has elected to account for stock-based compensation using the intrinsic method. As such, disclosure of the impact of using the fair value method is required.

Application of the intrinsic method in accordance with APB Opinion 25 would have resulted in an increase in net income of $5.3 million for 2004 (2003 — $1.6 million) and with a corresponding increase in Divisional Equity. Had the Combined Entity determined compensation based on the fair value at the date of grant for its options under SFAS 123, net earnings in accordance with U.S. GAAP would have been $50.9 million in 2004 and $26.1 million in 2003.

(b)	Acquisitions

Under U.S. GAAP, when significant acquisitions have occurred, supplemental disclosure is required on a pro forma basis of the results of operations for the current and prior periods as though the business combination had occurred at the beginning of the period unless it is not practicable to do so. At December 31, 2004, the Combined Entity did not have access to sufficient information to provide this disclosure.

(c)	Recently issued accounting pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R Share Based Payment — An Amendment of FASB Statement No. 123 and 95. The Statement addresses the accounting for transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Companies will be required to recognize an expense for compensation cost related stock-based compensation on a basis consistent with SFAS 123 for annual periods beginning on or after June 15, 2005.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 13
The application of US accounting principles would have the following impact on the combined financial statements:
Combined Statements of Earnings
The application of US accounting principles would have the following impact on the consolidated statement of earnings.

Years ended December 31,	2004	2003

Net earnings under Canadian GAAP	$50,346	$25,593
Adjustments under US GAAP:
Stock based compensation expense	5,348	1,605

Net income under US GAAP	55,694	27,198
Cumulative translation adjustment	(59,186)	—

Comprehensive income (loss) under US GAAP	$(3,492)	$27,198

Combined Balance Sheets
The application of US accounting principles would have no impact on the combined balance sheets.
Combined Statement of Cash Flows
The application of US accounting principles would have no impact on the consolidated statement of cash flows, except that under US accounting principles no subtotal for funds provided by operations before changes in non-cash working capital balances is allowed.

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 14
13. Supplemental information:

	2004	2003

Interest paid	$837	$17,133
Income taxes paid	$23,693	$4,334

Components of change in non-cash working capital balances:
Accounts receivable	$(90,768)	$(62,460)
Inventory	6,503	(6,927)
Accounts payable and accrued liabilities	60,739	10,535
Income taxes payable	8,742	(3,157)

	$(14,784)	$(62,009)

The components of accounts receivable are as follows:

	2004	2003

Trade	$236,596	$147,138
Accrued trade	59,347	64,308
Prepaids and other	47,750	34,626

	$343,693	$246,072

The components of accounts payable and accrued liabilities are as follows:

	2004	2003

Accounts payable	$108,992	$77,199
Accrued liabilities
Payroll	52,061	15,642
Unfunded pension deficit	13,526	—
Other	30,682	39,997

	$205,261	$132,838

ENERGY SERVICES AND INTERNATIONAL CONTRACT DRILLING,
Divisions of Precision Drilling Corporation
Notes to Combined Financial Statements, page 15

14. Restatements:
The financial statements for the year ended December 31, 2004 have been amended to reflect a correction of an error in the income tax calculation resulting in a reduction of future income tax recovery of $3.3 million. The balance sheets for both 2004 and 2003 have been adjusted to reflect a reclassification of $77.3 million, reducing due to parent company and affiliates with an equal increase in equity.